Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Heritage Property Investment Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-124020) on Form S-3, the registration statements (Nos. 333-109537, 333-109538 and 333-109539) on Form S-3/A, the registration statements (Nos. 333-113743 and 333-97993) on Form S-8, and the registration statements (Nos. 333-116298 and 333-121578) on Form S-4/A of Heritage Property Investment Trust, Inc. of our reports dated March 10, 2006, with respect to the consolidated balance sheets of Heritage Property Investment Trust, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Heritage Property Investment Trust, Inc.

/s/ KPMG LLP

Boston, Massachusetts
March 13, 2006